CENTRE SUITES AT HIGH POINT, INC.
LEASE AGREEMENT

THIS LEASE AGREEMENT made and entered into on this the 28th day of July, 2010, between Centre Suites at High Point, Inc., a Texas corporation (hereinafter called "Lessor"), whose address for purposes hereof is 12225 Greenville Avenue, Suite 700, Dallas, Texas 75243, and Shoreline Employment Services Inc. (hereinafter called "Lessee"). Lessee's address for purposes for the term of this lease shall be **12225 Greenville Avenue, Suite 700, Dallas, Texas 75243.**

1. GRANTING CLAUSE. Subject to and upon the terms, provisions and condition hereinafter set forth, and each in consideration of the duties, covenants and obligations of the other hereunder, Lessor does hereby lease, demise, and let to Lessee and Lessee does hereby lease and let from Lessor those certain premises as shown in Exhibit B of the Lease Agreement (hereinafter sometimes called the "Leased Premises") in the building known as High Point Centre (hereinafter called the "Building") located at 12225 Greenville Avenue, Dallas, Texas 75243.

2. TERM. Subject to and upon the terms and conditions set forth herein, or in any exhibit or addendum hereto, this Lease shall continue in force **6 (six month) bases starting on the 1st day of August, 2010 and ending upon 31st day of January, 2011. (The "initial term").** Upon the termination of the lease, the Agreement shall be renewed and extended on a month to month basis upon **going month to month there will be a $85.00 MTM Fee** and conditions as contained herein, unless either party notifies the other by certified mail, return receipt requested, at least thirty (30) days prior to the ending date of this agreement or any extensions thereof that the Agreement will not be renewed prior to vacating suite **#737, 736, & 735.**

If the Lessor for any reason cannot deliver possession of the leased premises to the Lessee at the commencement of the Lease Term, this Lease shall not be void or voidable nor shall the Lessor be liable to the Lessee for any loss or damage resulting therefrom, but there shall be an abatement of rent for the period between the commencement of the Lease Term and the time when Lessor does deliver possession.

3. PERMITTED USE. The Leased Premises are to be used and occupied by Lessee solely for the purpose of Lessee's business of **Business Use Only.**

4. BASE RENTAL.

Effective Dates	Monthly Rent	Suite Number	Est. Sq. Ft.
8/1/2010 – 1/31/2011	780.00	737	263
8/1/2010 – 1/31/2011	475.00	736	169
8/1/2010 – 1/31/2011	475.00	735	165

Door Installed between suites 740 & 741

Lessee hereby agrees to pay a base monthly rental (hereinafter call "Base Rental") in the sum of **$1730.00** per month. The Lessee shall also pay, as "Additional Rent", all such other sums of money as shall be due from and payable by Lessee to Lessor under this lease as shown in Exhibit A. The Lessor shall have the same remedies for default for the payments of Additional Rent as are available to it in the case of default for the payment of Base Rental. Such Base Rental, together with any escalation of rent provided for herein, then in effect, shall be due and payable on the FIRST DAY OF EACH CALENDAR MONTH during the initial term and any extensions or renewals thereof, and Lessee hereby agrees to so pay such rent to Lessor at Lessor's address as provided herein monthly in advance without demand or set off. . If the term of this Lease Agreement as heretofore established commences on other than the first day of a month or terminates on other than the last day of a month, then the payment of Base Rental and Additional Rental for such month or months shall be prorated and the payment so prorated shall be paid in advance. All installments of rent shall be considered past due if not paid by the 5th of each month. All rental payments should be made to the corporate address at 12225 Greenville Avenue, Suite 700, Dallas, Texas 75243. All Base Rental and Additional Rent unpaid after the **5th of each calendar month shall be assessed a $50.00 initial late charge, plus $10.00 per day thereafter until the 15th day of the month**.

5. SECURITY DEPOSIT. Lessee as of this day deposited with Lessor the sum of **$ (on file under Metiscan Inc.),** the receipt of which is hereby acknowledged by Lessor, as security for the full performance by the Lessee of the aforementioned terms, conditions and covenants of this lease to be performed and kept as well as for the cost of any repair or collection of damage in excess of normal wear and tear. The Security Deposit or any balance thereof shall be returned after the Lessee has vacated and left the premises in an acceptable condition (following a personal inspection by Lessor) and surrendered all keys within thirty (30) days from the last day of occupancy by the Lessee. If the Lessor determines that any loss, damage or injury chargeable to the Lessee hereunder exceeds the Security Deposit, the Lessor at his option, may retain said sum as liquidated damages or may apply the sum against any actual loss, damage or injury and the balance thereof will be the responsibility of the Lessee. It is further understood and agreed that the Security Deposit is not to be considered the last rental payment under

this lease. **<u>IF LESSEE DOES NOT GIVE THIRTY (30) DAYS WRITTEN NOTICE TO VACATE PRIOR TO ENDING OF THE BILLING MONTH, LESSEE SHALL FORFEIT ITS COMPLETE SECURITY DEPOSIT.</u>** Lessor shall have the right to show Lessee's offices during the thirty (30) day period after notice to vacate is received in writing.

Lessee agrees not to commit or allow any waste or damage to be committed on any portion of the Leased Premises, and at the termination of the Lease, by lapse of time or otherwise, to deliver up said Leased Premises to Lessor in as good condition as at date possession of the Leased Premises were tendered to Lessee, ordinary wear and tear excepted, and upon such termination of the Lease, Lessor shall have the right to re-enter and resume possession of the Leased Premises.

6. <u>OPERATING EXPENSES</u>. The Lessee hereby agrees that the Base Rental rate and the Additional Rent rate as defined in Exhibit A are subject to escalation from time to time in order to compensate Lessor for increases in operating expenses as may be determined at Lessor's sole discretion. Lessor will give Lessee thirty (15) days prior written notice before any such escalations shall become effective.

7. <u>LESSOR'S EMPLOYEES</u>. Lessee, at its expense, agrees to pay the market rate for employee replacement fees up to salary paid by Lessee to employee of Lessor required to replace an employee of Lessor, should Lessee hire said employee.

8. <u>SERVICES TO BE PROVIDED BY LESSOR</u>. Lessor agrees to furnish Lessee the following services while occupying the premises at no additional costs:

   A. Kitchen facilities with sink, refrigerator, icemaker and seating areas.

   B. Telephone answering during normal working hours as determined by Lessor. (One line basic "answering service".)

   C. One card-key for after hours access to the Executive Suite Offices and one key to individual office. All such keys shall remain the property of Lessor. Additional keys are available at $7.00 per key.

   D. Reception area.

   E. **Lessee may reserve any of the three- (3) conference rooms, subject to availability. There is no charge for use of any Conference Room for a total of <u>36</u> hours per month for each office occupied. Excess of that shall be billable to the Lessee at the rate of <u>$25.00 per hour for Conference Room #723</u> or <u>$15.00 per hour for Conference Rooms #745 or Conference Room #703 and 30.00 per hour for Training Room.</u>**

   F. Air conditioning and/or heating during normal working hours of Monday through Friday 7:00 a.m. until 6:00 p.m. and Saturday 7:00 a.m. until 1:00 p.m., except holidays as determined by Lessor.

   G. Janitorial services five days a week.

Failure by Lessor to any extent to furnish these defined services, or any cessation thereof, resulting from causes beyond the control of the Lessor, shall not render Lessor liable in any respect for damages to either person or property, nor establish an abatement of rent, nor relieve the Lessee from fulfillment of any covenant or agreement hereof.

9. <u>LESSEE RESTRICTIONS</u>. **Chair mats must also be used under all rolling chairs in Executive Suite Offices on the 7th.**

10. <u>RENTAL</u>. Lessee agrees to pay all rent and sums provided to be paid to Lessor hereunder at the times and in the manner herein provided.

11. <u>USE</u>. Lessee covenants and agrees with Lessor:

   A. Not to permit the Leased Premises to be used for any purpose other than that stated in Paragraph 3 hereof, or make or allow to be made any alterations or physical additions, in or to the Leased Premises without first obtaining the written consent of Lessor. Any and all such alterations, physical additions, or improvements, when made to the Leased Premises by Lessee, shall at once become the property of Lessor and shall be surrendered to Lessor upon the termination of the lease, by lapse of time or otherwise; provided, however, this clause shall not apply to movable equipment or furniture owned by Lessee. Lessee agrees specifically that no food, soft drink or other vending machine will be installed within the leased premises.

   B. Not to occupy or use, or permit any portion of the Leased Premises to be occupied or used for any business purpose which is unlawful, disreputable or deemed by Lessor to be extra hazardous on account of fire, or permit anything to be done which would in any way increase the rate of fire insurance coverage on said Building and/or its contents.

12. COMPLIANCE WITH LAWS AND USAGE.

A. To comply with all laws, ordinances, orders, rules, and regulations (state, federal, municipal and other agencies or bodies having any jurisdiction thereof) relating to the use, condition, or occupancy of the Leased Premises. Lessee will comply with the rules of the Building adopted by Lessor from time to time for the safety, care and cleanliness of the Leased Premises and for preservation of good order therein, all of which will be sent by Lessor to Lessee in writing and shall be thereafter carried out and observed by Lessee.

B. To conduct its business and control its agents, employees, invitees and visitors in such manner as not to create any nuisance, or interfere with, annoy or disturb any other lessee or Lessor.

13. REPAIRS AND MAINTENANCE. To permit Lessor, its agents or representatives to enter into and upon any part of the Leased Premises at all reasonable hours to inspect same, clean or make repair, alterations or additions thereto, as Lessor may deem necessary or desirable. Lessor shall not be liable or responsible to Lessee for any loss or damage to any property or person occasioned by theft, fire, act of God, public enemy, injunction, riot, strike, insurrection, war, court order, requisition or order of governmental body or authority; or for any damage or inconvenience which may arise through repair or alteration of any part of the Building, or failure to make such repairs.

14. EMINENT DOMAIN. If the Leased Premises shall be taken or condemned for any public purpose to such an extent as to render the Leased Premises untenable, this lease shall, at the option of either party, forthwith cease and terminate.

15. LESSOR'S LIEN. In consideration of the mutual benefits arising under this lease, Lessee hereby grants to Lessor a lien and security interest on all property of Lessee now or hereafter placed in or upon the Leased Premises, and such property shall be and remain subject to such lien and security interest of Lessor for payment of all rent and other sums agreed to be paid by Lessee herein. Said lien and security interest shall be in addition to and cumulative of the lessor's liens provided by law. This lease shall constitute a security agreement under the Uniform Commercial Code so that Lessor shall have and may enforce a security interest on all property of Lessee now or hereafter placed in or on the Leased Premises, including but not limited to all fixtures, machinery, equipment, furnishings, and other articles of personal property now or hereafter placed in or upon the Leased Premises by Lessee. Lessee and each of them agrees to execute as debtor such financing statement or statements as Lessor may now or hereafter reasonably request in order that such security interest or interests may be protected pursuant to said Code. Lessor may, at its election, at any time, file a copy of this lease as a financing statement. Lessor, a secured party, shall be entitled to all of the rights and remedies afforded a secured party under said Uniform Commercial Code, which rights and remedies shall be in addition to and cumulative of the lessor's liens and rights provided by law or by the other terms and provisions of this lease.

16. DEFAULTS.

A. In the event Lessee is in default of any of the terms, covenants, agreements or conditions contained in this lease, and Lessor places the enforcement of this lease, or any part thereof, or the collection of any rent due, or to become due hereunder, or recovery of the possession of the Leased Premises in the hand of an attorney, or files suit upon the same, Lessee agrees to pay Lessor a reasonable attorney's fees incurred by Lessor.

B. Each of the following acts or omissions of Lessee or occurrences shall constitute an "Event of Default":

(1) Failure or refusal by Lessee to timely pay rental or other payments hereunder.

(2) Failure to perform or observe any covenant or condition of this Lease by Lessee to be performed or observed upon the expiration of a period of ten (10) days following written notice to Lessee of such failure.
(3) Use of router to provided internet connection to another office.
(4) There will be no larger copy machines or routers allowed.

The exercise of any of the above remedies may be with or without legal process, and shall be without prejudice to any of Lessor's other legal rights, and all claims for damages by reason of such re-entry are expressly waived, as also are all claims for damages by reason of any eviction proceedings or proceedings by way of sequestration or any other legal proceeding which Lessor may employ to recover said rents or possession of the Leased Premises.

C. If and whenever any Event of Default shall occur, Lessor may, at Lessor's option, in addition to all other rights and remedies given hereunder or by law or equity, do any one (1) or more of the following without notice or demand, any such notice or demand being hereby waived:

(1) Terminate this Lease, in which event Lessee shall immediately surrender possession of the Leased Premises to the Lessor.

(2) Enter upon and take possession of the Leased Premises and expel or remove Lessee and any other occupant therefrom, with or without having terminated the Lease.

(3) Alter locks and other security devices at the Leased Premises.

D. Lessor's acceptance of Rent following an Event of Default shall not waive Lessor's rights regarding such Event of Default. No waiver by Lessor of any violation or breach of any of the terms contained herein shall waive Lessor's rights regarding any future violation of such term or any other term.

E. In the event the Leased Premises are abandoned by Lessee, Lessor shall have the right, but not obligation, to relet same for the remainder of the term provided for herein, and if the rent received through such reletting does not at least equal the rent provided for herein, Lessee shall pay and satisfy any deficiency between the amount of the rent so provided for and that received through reletting, and, in addition thereto, shall pay all reasonable expenses incurred in connection with any such reletting, including, but not limited to, the cost of renovating, altering and decorating for a new occupancy. Nothing herein shall be construed as in any way denying Lessor the right in the event of abandonment of said premises of other breach and at Lessor's option to immediately sue for the entire breach of this agreement and any and all damages which Lessor suffers thereby.

F. Failure of Lessor to declare any default immediately upon occurrence thereof, or delay in taking any action in connection therewith, shall not waive such default, but Lessor shall have the right to declare any such default at anytime and take such action as might be lawful or authorized either in law or in equity.

17. HOLDING OVER. In the event of holding over by Lessee after expiration or termination of the lease without the written consent of Lessor, Lessee shall pay as liquidated damages double rent for the entire holdover period. No holding over by Lessee after the term of this lease shall operate to extend the lease; in the event of any unauthorized holding over, Lessee shall indemnify Lessor against all claims for damages by any other Lessee to whom Lessor may have leased all or any part of the premises covered hereby effective upon termination of the lease. Any holding over with the consent of Lessor in writing shall thereafter constitute a lease from month-to-month.

18. FIRE AND OTHER CASUALTY. In the event of fire in the Leased Premises, Lessee shall immediately give notice thereof to Lessor. If the Leased Premises, through no fault or neglect of Lessee, its agents, employees, invitees, or visitors, shall be partially destroyed by fire or other casualty so as to render the premises untenable, the rental herein shall abate thereafter until such time as the Leased Premises are made tenable by Lessor. In the event of the total destruction of the Leased Premises without fault or neglect of Lessee, its agents, employees, invitees, or visitors, or if from such cause the Building shall be so damaged that Lessor shall decide not to rebuild, then all rent owed up to the time of such destruction or termination shall be paid by Lessee and henceforth this lease shall cease and come to an end.

19. LIABILITY AND INDEMNITY.

A. Lessee agrees to indemnify and save Lessor harmless from all claims (including costs and expenses of defending against such claims) arising or alleged to arise from any act or omission of Lessee or Lessee's agents, employees, invitees or contractors, or arising from any injury to any person or damage to the property of any person occurring during the term of this Lease in or about the Leased Premises. Lessee agrees to use and occupy the Leased Premises and other facilities of the Building at Lessee's own risk and hereby releases Lessor, Lessor's agents or employees, from all claims for any damage or injury to the full extent permitted by law.

B. No party shall have any right or claim against Lessor, Lessor's agents or employees for property damage (whether caused by negligence or the condition of the Leased Premises or the Building) by way of subrogation or assignment, Lessee hereby waving and relinquishing any such right.

C. Lessee, to the extent permitted by law, waives all claims Lessee may have against Lessor, and against Lessor's agents or employees for injury to person or damage to or loss of property sustained by the Lessee or by any occupant of the Leased Premises, or by any other person, resulting from any part of the Building or any equipment or appurtenances becoming out of repair, or resulting from any accident in or about the Building or resulting directly or indirectly from any act or neglect of any lessee or occupant of any part of the Building or of any other person, unless such damage is a result of the gross negligence of the Lessor, or Lessor's agents or employees. If any damage results from any act or neglect of Lessee, Lessor may at Lessor's option, repair such damage, and Lessee shall thereupon pay to Lessor the total cost of such repair. All personal property belonging to Lessee or any occupant of the Leased Premises that is in or on any part of the Building shall be there at the risk of the Lessee or of such other person only,

and Lessor, Lessor's agents and employees shall not be liable for any damage thereto or for the theft or misappropriation thereof unless such damage, theft or misappropriation is a result of the willful misconduct of Lessor or Lessor's agents or employees. Lessee agrees to indemnify and hold Lessor harmless from and against any and all loss, cost, claim and liability (including reasonable attorney's fees) for injuries to all persons and for damage to or loss of property occurring in or about the Building, due to any act or negligence or default under this Lease by Lessee, Lessee contractors, agents or employees.

20. ASSIGNMENT AND SUBLETTING. Lessee does not have the right to sublease or assign.

g. RIGHT TO RELOCATE. Lessor expressly reserves the right, at Lessor's sole cost and expense, to remove Lessee from the Leased Premises and to relocate Lessee in some other space (the "New Premises") of Lessor's choosing of approximately the same dimensions and size within the Building, which other space shall be decorated by Lessor at Lessor's sole cost and expense. Lessor shall have the right, in Lessor's sole discretion, to use such decorations and materials from the Leased Premises, or other materials, so that the New Premises shall be comparable in its interior design and decoration to the Leased Premises; provided, however, that if Lessor exercises Lessor's election to remove and relocate Lessee in the New Premises, which is at that time leasing for a higher rate of Base Rental, then Lessee shall not be required to pay the difference between the Base Rental of the Leased Premises and the higher Base Rental of the New Premises; provided further, that if Lessee is removed and relocated to the New Premises which is then leasing at a Base Rental less than the Base Rental of the Leased Premises at the time, Lessee's Base Rental shall be reduced to the Base Rental then being charged for the New Premises. Nothing herein contained shall be construed to relieve Lessee, or imply that Lessee is relieved, of the liability for or obligation to pay any additional rental due by reason of any of the other provisions of this Lease, which provisions shall be applied to the New Premises. Lessee agrees that Lessor's exercise of Lessor's election to remove and relocate Lessee shall not terminate this Lease or release Lessee, in whole or in part, from Lessee's obligation to pay the rental and perform the covenants and agreements hereunder for the full Term of this Lease. In the event of any such relocation, this Lease shall continue in full force and effect with no change in the terms, covenants or conditions hereof other than (i) the substitution of the Lessee's New Premises for the Lessee's address specified in Paragraph 1 hereof, and (ii) the reduction of Base Rental from the amount specified in Paragraph 2. hereof, as provided above, in the event that the New Premises is leasing at a Base Rental less than the Base Rental for the Leased Premises at the time of such relocation. Upon request from Lessor, Lessee shall execute an amendment to this Lease reflecting the aforesaid changes.

22. SUBORDINATION. This lease is subject and subordinate to any first lien mortgage or deed of trust which may now or hereafter encumber the Building of which the Leased Premises form a part and to all renewal, modifications, consolidations, replacements, and extensions thereof. This clause shall be self-operative and no further instrument of subordination need be required by any mortgagee. In confirmation of such subordination, however, Lessee shall, at Lessor's request, execute promptly any appropriate certificate or instrument that Lessor may request; Lessee hereby constitutes and appoints Lessor the Lessee's attorney-in-fact to execute any such certificate or instrument for and on behalf of Lessee. In the event of the enforcement by the trustee or the beneficiary under any such mortgage or deed of trust, Lessee, will, upon request of any person or party succeeding to the interest of Lessor as a result of such enforcement, automatically become the Lessee of such successor in interest without change in the terms or other provisions of such lease; provided, however, that such successor in interest shall not be bound by (i) any payment of rent or additional rent for more than one month in advance except prepayments in the nature of security for the performance by Lessee of its obligations under this lease or (ii) any amendment of modification of this lease made without written consent of such trustee or such beneficiary or such successor in interest. Upon request by such successor in interest, Lessee shall execute and deliver an instrument or instruments confirming the attornment herein provided for.

23. NOTICE. All notices and demands which may or are required to be given by either party to the other hereunder, shall be deemed to have been fully given when made in writing and deposited in the United States mail, certified or registered, postage prepaid, and addressed as follows:

12225 Greenville Avenue, Suite 700
Dallas, Texas 75243

24. MISCELLANEOUS.

a. Lessor's Liability. The liability of Lessor to Lessee for any default by Lessor under the terms of this Lease shall be limited to Lessee's actual direct, but not consequential, damages therefor and shall be recoverable from the interest of Lessor in the Building, and Lessor shall not be personally liable for any deficiency. This section shall not be deemed to limit or deny any remedies which Lessee may have in the event of default by Lessor hereunder which do not involve the personal liability of Lessor.

b. Estoppel Certificates. From time to time, Lessee shall furnish to any party designated by Lessor, within ten days after Lessor has made a request therefor, a certificate signed by Lessee confirming and containing such factual certifications and representations as to this Lease as Lessor may reasonably request.

c. Amendments; and Binding Effect. This Lease may not be amended except by instrument in writing signed by Lessor and Lessee. No provision of this Lease shall be deemed to have been waived by Lessor unless such waiver is in writing signed by Lessor, and no custom or practice which may evolve between the parties in the administration of the terms hereof shall waive or diminish the right of Lessor to insist upon the performance by Lessee in strict accordance with the terms hereof. The terms and conditions contained in this Lease shall inure to the benefit of and be binding on the parties hereto, and upon their respective successors in interest and legal representatives, except as otherwise herein expressly provided. This Lease is for the sole benefit of Lessor and Lessee, and, other than Lessor's Mortgagee, no third party shall be deemed a third party beneficiary hereof.

d. Captions. The captions contained in this Lease are for convenience of reference only, and do not limit or enlarge the terms and conditions of this Lease.

e. No offer. The submission of this Lease to Lessee shall not be construed as an offer, nor shall Lessee have any rights under this Lease unless Lessor executes a copy of this Lease and delivers it to Lessee.

f. Exhibits. All exhibits and attachments attached hereto are incorporated herein by this reference.

Exhibit A – Outline of Premises

g. Entire Agreement. This Lease constitutes the entire agreement between Lessor and Lessee regarding the subject matter hereof and supersedes all oral statements and prior writings relating thereto. Except for those set forth in this Lease, no representations, warranties, or agreements have been made by Lessor or Lessee to the other with respect to this Lease or the obligations of Lessor or Lessee in connection therewith.

LESSOR AND LESSEE EXPRESSLY DISCLAIM ANY IMPLIED WARRANTY THAT THE PREMISES ARE SUITABLE FOR LESSEE'S INTENDED COMMERCIAL PURPOSE, AND LESSEE'S OBLIGATION TO PAY RENT HEREUNDER IS NOT DEPENDENT UPON THE CONDITION OF THE PREMISES OR THE PERFORMANCE BY THE LESSOR OF ITS OBLIGATIONS HEREUNDER, AND, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, LESSEE SHALL CONTINUE TO PAY THE RENT, WITHOUT ABATEMENT, SETOFF, DEDUCTION, NOTWITHSTANDING ANY BREACH BY LESSOR OF ITS DUTIES OR OBLIGATIONS HEREUNDER, WHETHER EXPRESS OR IMPLIED.

IN TESTIMONY WHEREOF, the parties hereto have executed this lease as of the date aforesaid.

LESSOR:
CENTRE SUITES AT HIGH POINT, INC.,
a Texas Corporation

By: [signature]

Printed Name: **Tanya Rodriugez**

Title: **Property Manager**

Date: 7/29/10

Shoreline Employment Service Inc.

By: [signature]

Printed Name: Bryan Scott on behalf Jacob Cohen

Title: Director

Date: 7/29/2010

Payment guaranteed individually

By: ____________________

EXHIBIT A
ADDITIONAL RENTAL

PLEASE INDICATE DESIRED SERVICES BY CHECKING BELOW. The services indicated below by initials will be in full force during the primary and any subsequent terms and will be billed at the beginning of each month or partial month following use. These Additional Rental charges are subject to all terms and conditions as set forth as Base Rental in the Lease Agreement.

QTY	SERVICE DESCRIPTION	COST PER UNIT	TOTAL MONTHLY COST	LESSEE INITIALS	LESSORS INITIALS
	Full Call Screening per Extension	50.00			
3	First DID Number, Line, Instrument and Voice Mail Box (Metiscan 8866, Firstview 9966, Taptopia 8822)	100.00	**200.00**		
10	Same DID, Extension with Voice Mail Box (Danny, Raymond, Micheal, Jacob, Max, lian, Bryan) (No charge for Auto Attendant	50.00	**350.00**		
2	Same DID, Extension without Voice Mail Box (Jullian & Michael Foster)	35.00	**70.00**		
	Additional DID Number	25.00			
8	Additional Voice Mail Boxes (Danny, Raymond, Michael, Jacob, Max, lian Bryan	25.00	**75.00**		
1	Single Line (Fax/Modem)	45.00	**45.00**		
1	LAN Internet Service	60.00	**60.00**		
1	Long Distance Bundle of 1000 minutes	40.00	**40.00**		
	Total Monthly Additional Rental Charges		**$940.00**		

Long Distance Service Charges Billed Per Minutes 1000 minutes for 40.00 per month each minute there after is 0.05	0.05 per minute	X	
Copier Services Billed Per Copy	0.10 Black/White pages 0.15 Color pages 0.05 Scan pages	X	
Secretarial /Administrative Services (15Min. Minimum)	Beginning at $ 25.00/HR	X	

EXHIBIT B
LEASED PREMISES


KITCHEN AREA
ADMIN WORK AREA
CONFERENCE ROOM
MAIL ROOM
RECEPTION AREA
Day Office
CONFERENCE ROOM
Seventh Floor

EXHIBIT C
CENTRE SUITES AT HIGH POINT

RULES AND REGULATIONS

1. Lessee agrees to deposit a reasonable amount fixed by Lessor from time to time for each key issued by Lessor to Lessee for Lessee's offices, and upon termination of this Lease, Lessee agrees to return all keys to Lessor. Lessor shall refund any amount deposited upon return of all keys. Lessor agrees to provide Lessee, at no charge, two (2) keys for each lockset located within the Leased Premises.

2. Lessor shall provide and maintain in a conspicuous place in the Building an alphabetical directory board of the lessees. No other directories shall be permitted, unless previously consented to by Lessor in writing.

3. Lessee shall refer all contractors, contractor's representatives and installation technicians rendering any service to Lessee, to Lessor for Lessor's supervision, approval and control before performance of any contractual service. This provision shall apply to all work performed in the Building, including, without limitation, installation of telephones, telegraph equipment, electrical devices and attachments and installations of any nature affecting floors, walls, woodwork, trim, windows, ceilings and equipment or any other physical portion of the Building.

4. Movement in and out of the Building of furniture, office equipment or other bulky materials, or movement through Building entrances or lobby, or dispatch or receipt by Lessee of any merchandise or materials which requires use of elevators or stairways shall be restricted to hours designated by Lessor. All such movement shall be under supervision of Lessor and in the manner agreed between Lessee and Lessor by prearrangement before performance of any such movement. Such prearrangements initiated by Lessee shall include determination by Lessor, and subject to Lessor's decision and control, of the time, method and routing of movement, and limitations imposed by safety or other concerns which may prohibit any article, equipment or any other item from being brought into the Building. Lessee shall assume all risk as to damage to articles moved and injury to persons or public engaged or not engaged in such movement, including equipment, property and personnel of Lessor if damaged or injured as a result of acts in connection with carrying out this service for Lessee from the time of entering property to completion of work; and Lessor shall not be liable for acts of any person engaged in, or any damage or loss to any of said property or persons resulting from any act in connection with such service performed for Lessee, and Lessee hereby agrees to indemnify and hold Lessor harmless from and against any and all such damage, injury or loss, including attorney's fees.

5. No signs, advertisements or notices shall be allowed in any form on windows or doors inside or outside the Leased Premises or any other part of the Building, and no signs except in uniform location and uniform styles fixed by Lessor shall be permitted on exterior identification pylons, if any, in the public corridors or on corridor doors or entrances to the Leased Premises. All signs shall be contracted for by Lessor for Lessee at the rate fixed by Lessor from time to time, and Lessee shall be billed and pay for such service accordingly upon demand. No nails, hooks or screws shall be driven or inserted in any part of the Building, except by the maintenance personnel of the Building, nor shall any part be defaced by lessees.

6. No draperies, shutters, or other window covering shall be installed on exterior windows or walls or windows and doors facing public corridors without Lessor's written approval. Lessor shall have the right to require installation and continued use of uniform window covering for such windows.

7. No portion of the Leased Premises or any other part of the Building shall at any time be used or occupied as sleeping or lodging quarters.

8. Lessee shall not place, install or operate in the Leased Premises or in any other part of the Building any engine, stove or machinery, or conduct mechanical operations or cook thereon or therein, or place or use in or about the Leased Premises any explosives, gasoline, kerosene, oil, acids, caustics or any other inflammable, explosive or hazardous materials, fluid or substance without the prior written consent of Lessor.

9. Lessor shall not be responsible for lost or stolen personal property, equipment, money or jewelry from the Leased Premises or public rooms regardless of whether such loss occurs when any such area is locked against entry or not.

10. No birds or animals shall be brought into or kept in or about the Leased Premises or any other part of the Building.

11. Employees of Lessor shall not receive or carry messages for or to any lessee or other person, nor contract with or render free or paid services to any lessee or lessee's agents, employees or invitees. In the event any of the Lessor's employees perform any such services, such employee shall be deemed to be the agent of any such lessee regardless of whether or how payment is arranged for services, and Lessor is expressly relieved from any and all liability in connection with any such services and any associated injury or damage to person or property.

12. Lessor shall not permit entrance to Lessee's offices by use of pass keys controlled by Lessor to any person at any time without written permission of Lessee, except employees, contractors or service personnel directly supervised by Lessor and employees of the United States Postal Service.

13. None of the lawn areas, entries, parking, sidewalks, vestibules, elevator shafts, passages, doorways or hallways and similar areas shall be blocked or obstructed, or any rubbish, litter, trash or material of any nature placed, emptied or thrown into such areas, or such areas be used at any time for any purpose except for ingress or egress by Lessee, Lessee's agents, employees, invitees or visitors to and from the Leased Premises and for going from one to another part of the Building. Any additional costs of maintenance or repair incurred by Lessor in such areas as a result of inconsistent acts shall be the responsibility of the lessee who has caused or permitted such acts.

14. Lessee and Lessee's employees, agents, invitees and visitors shall observe and comply with the driving and parking signs and markers on the premises or parking facilities surrounding the Building.

15. Lessor shall have the right to prescribe the weight and position of safes, computers and other heavy equipment, which shall, in all cases, in order to distribute their weight, stand on supporting devices approved by Lessor. All damage done to the Leased Premises or to the Building by placing in or taking out any property of Lessee, or done by Lessee's property while in the Leased Premises or the Building, shall be repaired immediately at the sole expense of Lessee.

16. Lessee agrees to cooperate and assist Lessor in all matters of Building security and in the prevention of canvassing, soliciting and peddling within the Building or property. In this regard each lessee shall designate to Lessor an individual officer or employee at the lessee's Leased Premises who shall be the primary contact for any and all emergencies or threats to security, including all times when police, any private security forces of lessees, or public protestors are present at the Building or property.

17. To insure orderly operation of the Building, no ice, minerals or other water, towels, newspapers, etc. shall be delivered to the Leased Premises except by persons approved by Lessor in advance in writing.

18. Should Lessee require telegraphic, telephonic, enunciator or other communication services, Lessor shall direct all service personnel where and how wires are to be introduced and placed, and none shall be introduced or placed except as Lessor shall direct. Electric current shall not be used for power or heating without the prior written consent of Lessor.

19. Plumbing fixtures and appliances shall be used only for purposes for which constructed, and no sweeping, rubbish, rags or other unsuitable material shall be thrown or placed therein. Damage resulting to any such fixtures or appliances from misuse by Lessee, or Lessee's agents or employees shall be paid by Lessee, and Lessor shall not in any case be responsible therefore.

20. Lessees shall not make or permit any improper noises or unreasonable uses in the Building, or otherwise interfere in any way with other lessees, or persons having business with them.

21. Access to the Building on Saturdays, Sundays and legal holidays shall require the use of the access cards issued by the Lessor to each lessee. Lessor further reserves the right to refuse admittance to the Building from 6 p.m. to 7 a.m. daily, and all hours on Saturdays, Sundays and legal holidays, to any person or persons who cannot furnish satisfactory identification, or to any person or persons who, for any other reason in Lessor's judgment, should be denied access to the premises. Lessor, for the protection of the lessees and their effects, may prescribe hours and intervals during the night, on Saturdays, Sundays and legal holidays, when all person entering and departing the Building shall be required to enter their names, the offices to which they are going or from which they are leaving, and the time of entrance or departure in a register provided for that purpose by Lessor.

22. Lessor reserves the right to rescind any of these rules and make such other and further reasonable rules and regulations as in Lessor's judgment shall from time to time be needful for the safety, protection, care and cleanliness of the Building, the operation thereof, the preservation of good order therein, and the protection and comfort of its lessees, their agents, employees and invitees, which rules when made and notice thereof given to a lessee shall be binding upon such lessee in like manner as if originally prescribed.

23. It is Lessor's desire to maintain the highest standard of dignity and good taste for the Building consistent with the comfort and convenience of the lessees. Any action or condition not meeting this high standard must be corrected and should be reported directly to Lessor.

24. If Lessee's presence in the Building or activities related thereto cause any increase in Building security, insurance, maintenance or other costs, such Lessee shall in all events be responsible to reimburse Lessor for such costs, within ten (10) days after demand, as additional rent; and in any event such Lessee shall be required to comply with all provisions of its lease and no such payment shall relieve such Lessee of any obligations under its lease.